Exhibit 10.4

Execution Version

[***] = CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED AND/OR IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

TRANSITION SERVICES AGREEMENT

by and among

VILLAGE FARMS INTERNATIONAL, INC.

VILLAGE FARMS, L.P.

VILLAGE FARMS CANADA LIMITED PARTNERSHIP

and

VANGUARD FOOD LP

VANGUARD FOOD GP LLC

VANGUARD FOOD HOLDINGS LLC

VANGUARD FOOD LLC

VANGUARD PRODUCE CANADA ULC

dated as of

May 30, 2025

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of May 30, 2025 (this “Agreement”), is entered into by and among Village Farms International, Inc. (“VF”), Village Farms Canada Limited Partnership and Village Farms, L.P., on the one hand (collectively, “Sellers”), and Vanguard Food GP LLC, Vanguard Food LP, Vanguard Food Holdings LLC, Vanguard Food LLC and Vanguard Produce Canada ULC, a British Columbia unlimited liability company on the other hand (collectively, “Recipient”).

RECITALS

WHEREAS, Recipient and Sellers have entered into that certain Framework Agreement Regarding Partnership and Membership Interests, Contributions, and Exchanges, by and among Sellers and Recipient, dated as of May 12, 2025 (the “Framework Agreement”), pursuant to which Sellers have agreed to sell and assign to Recipient, and Recipient has agreed to purchase and assume from Sellers, the Purchased Assets (as such term is defined in the Framework Agreement), all as more fully described therein;

WHEREAS, in order to facilitate an orderly transition of the Business (as such term is defined in the Framework Agreement) to Recipient and as a condition to consummating the transactions contemplated by the Framework Agreement, Recipient and Sellers have agreed to enter into this Agreement, pursuant to which Sellers will provide, or cause its Affiliates to provide, Recipient with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Framework Agreement and Section 1.2 of the Framework Agreement will apply to this Agreement mutatis mutandis.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Recipient and Sellers hereby agree as follows:

ARTICLE I
Services

Section 1.01 Provision of Services.

(a) Sellers agree to provide, or to cause their Affiliates to provide, the services set forth on the exhibits attached hereto which form part of this Agreement (as such exhibits may be amended or supplemented pursuant to the terms of this Agreement, collectively, the “Service Exhibits”) and the services provided pursuant to Section 1.01(b) (the “Services”) to Recipient for the respective periods and on the terms and conditions set forth in this Agreement and in the respective Service Exhibits.

(b) In addition to the Services set out in the Service Exhibits: (i) Sellers agree to provide Recipient any additional services reasonably requested by Recipient that are necessary for the operation of the Business and which are not currently contemplated in the Service Exhibits which were provided immediately prior to the Closing Date, subject to agreement by the parties upon the price of such services, and (ii) Sellers agree to consider in good faith any reasonable request by Recipient for any further additional services that are useful for the operation of the Business and which are not currently contemplated in the Service Exhibits or covered by clause (i) above, subject to agreement upon price and scope of services. Any such additional services so mutually agreed to be provided by Sellers and Recipient shall be memorialized in an additional Service Exhibit and shall thereafter constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement except as otherwise set out in the applicable Service Exhibit.

(c) The parties hereto acknowledge the transitional nature of the Services. Accordingly, Recipient agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services as promptly as practicable following the execution of this Agreement.

(d) Subject to Section 2.03, Section 2.04 and Section 3.05, the obligations of Sellers under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the “End Date”).

(e) Notwithstanding the foregoing, the parties hereto acknowledge and agree that Recipient may determine from time to time that it does not require all of the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Recipient may terminate any Service, in whole and not in part, upon notification to Sellers in writing of any such determination subject to the notice period set forth for termination in the applicable Service Exhibit and reimbursement of any additional termination-related costs and expenses, including termination fees; for the avoidance of doubt, the expenses listed in the Service Exhibits hereto (except for Service Exhibit 1) are estimates and the final expenses will be based on actual amounts incurred and evidenced by documentation, including invoices. Sellers will use commercially reasonable efforts to mitigate against such additional termination-related costs and expenses.

Section 1.02 Standard of Service.

(a) Sellers agree that the Services shall be provided in good faith, in compliance in all material respects with ABC-AML Laws, applicable Sanctions, and other applicable Law (including Ex-Im Laws) and consistent with past practice, and, except as specifically provided in the Service Exhibits, in a professional and workmanlike manner consistent with the historical provision of the Services during the period that the Sellers owned the Business.

(b) DISCLAIMER. Except as expressly set forth in Section 1.02(a), or in the Framework Agreement, Sellers make no representations or warranties of any kind, implied or express, with respect to the Services, including, without limitation, no conditions, representations or warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed.

(c) Recipient acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture, or relationship of trust or agency between the parties and that all Services are provided by Sellers as independent contractors.

(d) Sellers shall obtain all permits necessary for the provision of the Services required by applicable Laws and shall comply in all material respects with all applicable Laws as applicable to its performance of the Services to be provided hereunder in a manner consistent with the historical provision of the Services during the period that the Sellers owned the Business. If a Service results in either party or any of their respective Affiliates being given notice from a third party alleging that it is in violation of the rights of such third party or in the event a Party becomes aware that a Service is not materially compliant with ABC-AML Laws, Ex-Im Laws, applicable Sanctions or other applicable Laws, such Party will notify the other, and the Sellers will cooperate with Recipient to provide the Service (which may include making modifications to the Service at Recipient’s cost and expense) in a manner that does not violate the rights of such third party or violate ABC-AML Laws, Ex-Im Laws, applicable Sanctions or other applicable Laws.

Section 1.03 Third-Party Service Providers. It is understood and agreed that Sellers have been retaining, and will continue to retain, third-party service providers to provide certain of the Services to Recipient. In addition, Sellers shall have the right to hire other third-party subcontractors to provide all or part of any Service hereunder; provided that where such third-party subcontractors are engaged by Sellers solely in support of the Services provided hereunder, such subcontracting or delegation will be subject to the written consent of Recipient, not to be unreasonably withheld or delayed. Sellers shall not be responsible for any act or omission of any such third-party service provider or subcontractor or failures by a third party service provider or subcontract to perform; provided that: (a) Sellers employ a similar degree of care in managing such services and enforcing such agreements as Sellers employ in respect of their own business); and (b) Sellers use reasonable efforts to address Service-related issues raised by Recipient. Notwithstanding the foregoing, the Sellers shall not retain any Restricted Person as a third-party service provider to provide services to Recipient.

Section 1.04 Access to Premises. In order to enable the provision of the Services by Sellers, Recipient agrees that it shall provide to Sellers and their Affiliates' employees and any third-party service providers or subcontractors who provide Services, at no cost to Sellers, access to the facilities, assets, and books and records of Recipient, in all cases to the extent necessary for Sellers to fulfill their obligations under this Agreement; provided, that Sellers, their Affiliates and any such third-party service providers or subcontractors, when on the property of Recipient or when given access to any equipment, computer, software, network, or files owned or controlled by Recipient, shall conform to the policies and procedures of Recipient concerning health, safety, and security which are made known to Sellers in advance in writing.

Section 1.05 Service Limitations. Notwithstanding anything to the contrary set out in this Agreement or the Framework Agreement, Sellers will have no obligation to provide any Service:

(a) that would be reasonably likely to cause a Seller to be in breach of any applicable Law;

(b) that would be reasonably likely to cause a Seller to be in breach of any contract, agreement, lease, or arrangement to which it is a party;

(c) except as otherwise expressly set forth in any Service Exhibit, in respect of any scope, volume, or jurisdiction that is different from the scope, volume or jurisdiction of the Business as it was during the twelve (12) month period prior to the Closing Date (the “Reference Period”);

(d) that requires any material update to a Seller’s systems outside the ordinary course;

(e) that Recipient has not agreed to reimburse Sellers for in accordance with ARTICLE II; or

(f) that is prevented, delayed or hindered by any act or omission of Recipient or its Affiliates, contractors and service providers (in each case, other than any Seller, any of its Affiliates, or any of their respective contractors or service providers acting pursuant to an agreement between any Seller or its Affiliates and such contractor or service provider).

Section 1.06 Recipient Responsibilities. Recipient will comply with the following requirements in connection with the Services:

(a) Recipient will provide or will cause to be provided to Sellers, any reasonable access to systems, books and records, and any document or other information that has been requested in writing by or on behalf of Sellers and is reasonably required by Sellers to provide the Services.

(b) Recipient will comply with terms and conditions imposed by any third party licensors and third party providers used by Sellers to provide the Services, in each case to the extent such terms and conditions are made accessible to Recipients prior to the Closing Date or during the Term.

(c) Recipient will make commercially reasonable efforts to provide any input, decisions, approvals and acceptances reasonably required by any Seller in order to fulfill its obligations hereunder in a timely and efficient manner. Sellers will be entitled to rely on such information in performing the Services and Recipient will be responsible for the efficacy, appropriateness, and outcomes of such decisions, approvals and acceptances.

(d) Recipient will cause its employees to comply with the applicable policies and procedures of Sellers when accessing any facilities, software, hardware or other systems of Seller.

(e) Recipient will be responsible for planning and implementing its migration off of the Services and any Seller facilities, software, hardware or other systems.

(f) Recipient shall not contract with any Restricted Person in connection with any portion of the Business that benefits from the Services.

Sellers will be entitled to suspend, upon notice, the performance of any Service to the extent Recipient fails to comply with any such requirement in this Section 1.06 in connection with the applicable Service; provided that Sellers shall have delivered written notice of such failure and (other than in circumstances where such failure could be reasonably expected to cause harm or Losses to any Seller or third party) Recipient shall have had a reasonable time period to cure such failure (and in any event, no less than fifteen (15) days). Sellers shall provide information explaining the failure and steps required to effect a cure, and shall otherwise use commercially reasonable efforts (at Recipient’s sole cost and expense) to assist Recipient in connection therewith. Sellers will promptly resume the provision of Services once Recipient confirms in writing that it has cured such failure and taken steps to prevent its recurrence (subject to confirmation by Seller). Recipient will provide evidence to Sellers of the completion of such steps upon written request by Sellers.

ARTICLE II
Compensation

Section 2.01 Responsibility for Wages and Fees. For such time as any employees of Sellers or any of its Affiliates are providing the Services to Recipient under this Agreement, such employees will remain employees of Sellers or such Affiliate, as applicable, and shall not be deemed to be employees of Recipient for any purpose. Each party hereto and its Affiliates is and will be solely responsible for the control and management of its operations, employment practices and labor relations. Other than as set out in Service Exhibit 2 in the description of “Human Resources Services”, each party hereto and its Affiliates is and will be solely responsible for: (a) the payment of all compensation, including wages, salary, benefits and expenses, to all of its employees and other individuals and independent contractors rendering services to or on behalf of such party; and (b) the payment of all employer payroll, employer health, income, withholding and other taxes, employment insurance and workers’ compensation in respect of each of its employees and other individuals rendering services to or on behalf of such party.

Section 2.02 Terms of Payment and Related Matters.

(a) As consideration for provision of the Services, Recipient shall pay Sellers the amount specified for each Service on such Service’s respective Service Exhibit. In addition to such amount, in the event that Sellers or any of their Affiliates incur reasonable and documented out-of-pocket expenses to the extent in connection with the provision of any Service, including, without limitation, all fees, expenses, and payments to third-party service providers or subcontractors incurred in connection with the provision of any Service, but excluding payments made to employees of Sellers or any of their Affiliates pursuant to Section 2.01 (such included expenses, collectively, “Out-of-Pocket Costs”), Recipient shall reimburse Sellers for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 2.02(b). Notwithstanding the foregoing, and subject to Section 1.05(e), Out-of-Pocket Costs not incurred in the ordinary course of business shall require Recipient’s prior written approval.

(b) As more fully provided in the Service Exhibits and subject to the terms and conditions therein:

(i) Sellers shall provide Recipient, in accordance with Section 6.02 of this Agreement (but without any requirement to provide copies to Akin Gump, Strauss, Hauer & Feld LLP), with monthly invoices (“Invoices”), which shall set forth in reasonable detail, with such supporting documentation as Recipient may reasonably request, amounts payable under this Agreement;

(ii) Recipient shall pay each Invoice within ten business days after the date of receipt of the Invoice from Seller; and

(iii) if Recipient disputes the amount of an Invoice, Recipient shall be permitted to deliver a written statement to Sellers with respect thereto prior to the payment due date; provided, however, that any amounts not so disputed shall be deemed accepted and payable (despite disputes on other items) as provided in this Section 2.02(b). The parties shall seek to resolve all such disputes expeditiously and in good faith.

(c) It is the intent of the parties hereto that the compensation set forth in the respective Service Exhibits reasonably approximates the cost of providing the Services, including the cost of employee wages and compensation, without any intent to cause Sellers to receive profit or incur loss in providing the Services. If at any time Sellers believe that the payments contemplated by a specific Service Exhibit are insufficient to compensate Sellers for the cost of providing the Services Sellers are obligated to provide hereunder, Sellers shall notify the Recipient as soon as possible, and the parties hereto will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Services for future periods.

Section 2.03 Extension of Services. The parties agree that Sellers shall not be obligated to perform any Service after the applicable End Date; provided, that, upon written notice to Sellers provided at least sixty (60) days prior to the applicable End Date, Recipient shall have the right to extend the term of any Service, governed by the same terms set forth in the Services Exhibits hereto, for a period of three (3) months after the applicable End Date of such Service; provided that: (a) the resources, Systems and personnel used to perform such Services are still available to Seller; and (b) no period of extension will extend beyond 12 months from the Effective Date unless agreed in writing by Recipient. If Recipient desires and Sellers agree to continue to perform any of the Services after the applicable End Date (as so extended), the parties hereto shall negotiate in good faith to determine an amount that compensates Sellers for all of their costs and expenses for such performance, including the time of Sellers’ employees and Sellers’ Out-of-Pocket Costs. The Services so performed by Sellers after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.04 Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Sellers shall have no further obligation to provide the applicable terminated Services, and Recipient shall have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services, other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Recipient prior to such termination, and any additional termination-related costs and expenses, including termination fees pursuant to Section 1.01(e).

Section 2.05 Invoice Disputes. In the event of an Invoice dispute, Recipient shall deliver a written statement to Sellers no later than five (5) days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(b). The parties hereto shall seek to resolve all such disputes expeditiously and in good faith.

Section 2.06 Taxes. The charges and fees payable by Recipient hereunder shall be made without withholding or deduction for any taxes, except as required by applicable Law. All amounts payable under this Agreement are exclusive of any applicable sales, use or goods and services tax/harmonized sales tax (“Transfer Tax”), and (ii) Recipient shall be liable to pay any Transfer Tax to the Sellers upon delivery by the Sellers of an invoice containing all information required under applicable Transfer Tax law or, if the Recipient is not required under applicable law to pay any such Transfer Tax to the Seller, the Recipient shall remit such Transfer Tax directly to the applicable tax authority as required under applicable law. Notwithstanding the foregoing, all Transfer Tax imposed by a Governmental Authority in Canada shall be borne and paid (i) in the case of Transfer Tax recoverable by Vanguard Produce Canada ULC, through input tax credits, refunds, rebates or otherwise, 100% by Recipient, and (ii) in the case of all other Transfer Tax, 100% by Sellers.

Section 2.07 Late Payment. If Recipient fails to pay any invoiced amount within the required period set out in Section 2.02(b), Sellers will be entitled to late charges of the lesser of two percent (2%) per month or the maximum amount allowable by applicable Law.

ARTICLE III
Termination

Section 3.01 Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety (i) on the date upon which Sellers shall have no continuing obligation to perform any Services as a result of each of their or termination in accordance with Section 1.01(d) or Section 3.02 or (ii) in accordance with Section 3.03.

Section 3.02 Breach. Any party hereto (the “Non-Breaching Party”) may terminate this Agreement or any Service, in whole but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement or (for Service-specific terminations) material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of thirty (30) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate this Agreement or the applicable Service. For the avoidance of doubt, non-payment by Recipient of any amounts due to Sellers under this Agreement and not the subject of a good-faith dispute under Section 2.05 shall be deemed a breach of a material obligation for purposes of this Section 3.02.

Section 3.03 Insolvency. In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days related to its liquidation, insolvency, or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.02.

Section 3.04 Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.04, Section 2.05, Section 2.06, Section 2.07, 10ARTICLE IV, ARTICLE V, 15ARTICLE VI, which shall survive any termination or expiration of this Agreement.

Section 3.05 Force Majeure. The obligations of Sellers under this Agreement with respect to any Service shall be suspended during the period and to the extent that Sellers are prevented or hindered from providing such Service due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire, or explosion, (iii) war, invasion, riot, or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes, or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergencies, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, (x) pandemics, (xi) shortage or unavailability of required supplies from their customary sources (including due to the imposition by any Governmental Authority of tariffs, duties, or other trade-related measures which impact Sellers, Recipients or any of their respective suppliers or vendors); or (xii) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Sellers shall resume the performance of their obligations as soon as reasonably practicable after the removal of the cause. Neither Recipient nor Sellers shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension, unless otherwise agreed by the parties hereto.

ARTICLE IV
Confidentiality, privacy AND INTELLECTUAL PROPERTY

Section 4.01 Confidentiality.

(a) During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications, or any other proprietary or confidential information, however recorded or preserved, whether written or oral which is disclosed to such party in connection with this Agreement (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party hereto receiving any Confidential Information of the other party (the “Receiving Party”) may use

Confidential Information only for the purposes of fulfilling its obligations under this Agreement or enforcing its rights under this Agreement (the “Permitted Purpose”).

(b) Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01, and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons. Any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(c) Further, any Receiving Party may disclose Confidential Information in communications with Governmental Authorities pursuant to the requirements of ABC-AML Laws, Ex-Im Laws or Sanctions at the time import or export of the Produce. All other disclosures pursuant to ABC-AML Laws, Ex-Im Laws or Sanctions will be made in accordance with Section 4.01(b).

(d) Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was known to the Receiving Party prior to the date of this Agreement without a duty of confidentiality; (ii) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (iii) was rightfully received from a third party without a duty of confidentiality; or (iv) was developed by it independently without any reliance on the Confidential Information.

(e) Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Receiving Party’s option, all Confidential Information, other than: (i) as required for audit or compliance purposes or as required to enforce its obligations under this Agreement; or (ii) such Confidential Information which is archived or stored in accordance with the Receiving Party’s business continuity or disaster recovery programs (and subject to ordinary course deletion and purging).

Section 4.02 Intellectual Property.

(a) Ownership of Pre-Existing Intellectual Property. Each party hereto retains the exclusive ownership and title to any and all of its Intellectual Property owned as of the Closing Date and such party shall own, subject to Section 4.02(b) and Section 4.02(c), any modifications, enhancements, updates, or derivative works thereof, regardless of when it was created. This Agreement is not intended to, and shall not be construed to, transfer, convey, encumber or license any Intellectual Property from one party hereto to the other, other than as expressly set out in this Section 4.02.

(b) Ownership of New Intellectual Property Created During the Term. Any Intellectual Property created or developed by or on behalf of Sellers in connection herewith shall, as between the parties hereto, be owned by Sellers; except for the following Intellectual Property rights which shall vest in Recipient at the time of their creation:

(i) any Intellectual Property in reports and analyses or books and records to the extent created solely for Recipient;

(ii) any Intellectual Property that is created or developed specifically and solely for Recipient in connection with the provision of the Services; and

(iii) any Intellectual Property which is expressly agreed in writing to be the property of Recipient, as part of an additional service agreed pursuant to Section 1.01(b).

(c) Ownership of New Jointly-Created Intellectual Property Created During the Term. The parties do not intend to create or develop any new Intellectual Property jointly pursuant to this Agreement, and will operate to avoid any joint creation or development of new Intellectual Property; provided, however, notwithstanding such intent, and subject to Section 4.02(b), to the extent any Intellectual Property is created or developed jointly by Sellers and Recipient in connection herewith shall be jointly-owned by Sellers and Recipient and be free for use by the parties without any restrictions or accounting obligations to the other party.

(d) Grant of License to Recipient. Sellers hereby grant to Recipient and its Affiliates a non-exclusive, limited license and right, during the Term, to use Intellectual Property provided by Sellers to Recipient hereunder, solely to the extent necessary for the receipt and use of the Services solely for the benefit of the Business in compliance with the terms of this Agreement; provided that the parties hereto acknowledge that such grant is subject to the limitations set out in this Agreement, including Section 1.05.

(e) Grant of License to Sellers. Recipient hereby grants to Sellers, their Affiliates or any third party providing Services, a non-exclusive, limited license and right, during the Term, to use, copy, modify, and create derivative works from, Intellectual Property provided by Recipient to Sellers hereunder, solely to the extent necessary for the provision of the Services; provided that the parties hereto acknowledge that such grant is subject to the terms and conditions imposed by any third party licensors and third party providers used by Recipient to provide such Intellectual Property to Sellers, in each case to the extent made available in writing to Sellers during the Term (and prior to such Intellectual Property being provided to Sellers). Further, any modifications or derivations made to Recipient’s Intellectual Property under this Section 4.02(e) shall, subject to Section 4.02(b) and Section 4.02(c), be the sole and exclusive property of Recipient.

(f) Further Grant of License to Sellers. Recipient hereby grants to Sellers, their Affiliates or any third party service providers to them, a non-exclusive, perpetual, irrevocable, royalty-free license and right, to use, copy, modify, and create derivative works from, Intellectual Property Assets that were used by the Sellers outside of the Business prior to the Closing, in each case solely for purposes other than operation of the Business. Any modifications or derivations made to such Intellectual Property Assets under this Section 4.02(f) shall, subject to Section 4.02(b) and Section 4.02(c), be the sole and exclusive property of Sellers. Sellers shall indemnify Recipient, its officers, directors, employees, agents, and customers for any damages or liabilities arising from Seller’s use of the Intellectual Property Assets under this Section 4.02(f). For the avoidance of doubt, the foregoing license shall not include any trademarks, trade dress, brands, or domain names included in the Intellectual Property Assets.

Section 4.03 Trademark Transition. Recipient is hereby granted by the applicable Seller a non-exclusive, royalty-free license to use the names of “Village Farms”, “VF” and any derivation thereof (together, the “VF Marks”) for a period of twelve (12) months following the Closing Date, as and to the extent such VF Marks appear in email addresses, template documents, and stationery used in connection with the Business during the Reference Period to allow for the orderly phase-out of use thereof and re-branding by the Recipient (the “Phase-out License”). The Phase-out License is not sub-licensable to third parties but may be exercised by another on behalf of and for the benefit of Recipient, consistent with past practice in the twelve (12) months prior to the Closing Date. Seller shall provide Recipient with files for the logos and style guidelines for the licensed VF Marks. Recipient acknowledges and agrees that any and all goodwill arising in connection with its use under the Phase-out License inures solely to the applicable Seller, and that all such use is subject to quality standards set by Sellers and communicated to the Recipient from time to time; provided, however that Sellers acknowledge and agrees that such quality standards shall be met so long as Recipient substantially maintains the quality standards for use of the VF Marks as such have been historically used in the six (6) month period prior to the Closing Date. At the expiry of the twelve (12) month period of the Phase-out License following the Closing Date, Recipient shall cease any further use of the VF Marks and anything confusingly similar thereto, including if applicable that the Recipient shall have changed its corporate and business name(s) to not include any VF Marks or anything confusingly similar thereto. Notwithstanding, this phase out period may be extended by agreement by the Parties in writing. Recipient shall indemnify Sellers, its officers, directors, employees, agents, and customers for any damages or liabilities arising from Recipient’s use of the VF Marks under this Section 4.03.

Section 4.04 Privacy and Data Security.

(a) Each party shall comply in all material respects with all applicable Privacy and Security Laws related to the collection, use, storage, processing, disclosure, transfer, sale, protection and security of Personal Information in connection with the provision or receipt of Services pursuant to this Agreement. If Sellers have access to or receive Personal Information primarily related to the Business pursuant to this Agreement, any collection, use, storage, disclosure or other processing of such information shall be conducted in all material respects in accordance with and subject to the information security programs and security measures maintained by Sellers consistent with the performance standard set out in Section 1.02(a). If Recipient has access to or receives Personal Information which is not primarily related to the Business, it will immediately notify Sellers and cooperate with Sellers’ instructions in order to limit as much as reasonably possible any continued collection, use, storage, disclosure or other processing of any such information.

(b) When Sellers are on the premises or accessing the systems, platforms, computers, networks, software, subscriptions, data stores, databases or servers, whether onsite or accessed online of Recipient (collectively, the “Systems”), Sellers agree to comply with Section 1.04. Recipient may revoke Sellers’ right to connect to the Recipient’s Systems at any time, it being understood that certain Services will not be able to be performed in accordance with Section 1.02(a) if such access is revoked. Sellers shall promptly shut down all access to Recipient’s Systems for any personnel of Sellers that no longer require such access for provision of the Services. Where Recipient is on the premises or accessing the Systems of Sellers (when on the property of Seller or when given access to any equipment, computer, software, network, or files owned or controlled by Sellers), Recipient, its Affiliates and any of Recipient’s third-party service providers or subcontractors shall conform to the policies and procedures of Recipient concerning health, safety, and security which are made known to Recipient in advance in writing.

(c) Each party shall use commercially reasonable efforts (in the case of Sellers, in accordance with Section 1.02(a)) to prevent the introduction of any viruses, Trojan horses, disabling code, malware or similar hostile items into the other party’s Systems. If either party becomes aware of any actual or suspected security breach or other security incident that compromises or is likely to compromise any Confidential Information or Systems of the other party (including but not limited to physical trespass of a secure facility, computing systems intrusion/hacking, loss/theft of a computer or personal computer, loss/theft of printed material which has or would be likely to have a material impact on the other party) (collectively, a “Security Breach”), such party will promptly notify the other party of such Security Breach and the parties hereto shall cooperate with each other to investigate, contain and remediate the Security Breach and comply with any requirements of applicable Law (including with respect to any notices or responses relating to same).

ARTICLE V
Limitation on Liability; Indemnification

Section 5.01 Limitation on Liability. In no event shall Sellers have any liability under any provision of this Agreement or in connection with this Agreement for any punitive, exemplary, or indirect damages, loss of future revenue or income, loss of business reputation, or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort, or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability, or other fault. Recipient acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services. Notwithstanding anything to the contrary set out in this Agreement or the Framework Agreement, the Sellers’ maximum aggregate liability amount under this Agreement and under Section 8.2(a)(i) of the Framework Agreement (other than claims for indemnification pursuant to such Section with respect to Fundamental Representations and Fraud) shall not exceed the Escrow Amount, and the Recipient Indemnified Parties’ sole recourse with respect to claims under this Agreement shall be limited to recovery from the Escrow Funds.

Section 5.02 Indemnification. Recipient shall indemnify, defend, and hold harmless Sellers and their Affiliates and each of their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Losses of the Seller Indemnified Parties relating to, arising out of or resulting from the provision of Services to Recipient hereunder, other than Losses to the extent resulting from Sellers’ willful misconduct, Fraud, gross negligence or breach of this Agreement. Sellers shall indemnify, defend, and hold harmless Recipient and their Affiliates and each of their respective Representatives (collectively, the “Recipient Indemnified Parties”) from and against any and all Losses of the Recipient Indemnified Parties to the extent caused by Sellers’ willful misconduct, Fraud, gross negligence or breach of this Agreement, other than Losses to the extent resulting from Recipient’s willful misconduct, Fraud, gross negligence or breach of this Agreement.

Section 5.03 Indemnification Procedures. The matters set forth in Section 8.3 of the Framework Agreement shall be deemed incorporated into, and made a part of, this Agreement.

ARTICLE VI
Miscellaneous

Section 6.01 Liability of Sellers. Except as otherwise set out in the Service Exhibits and, for greater certainty, without limiting Recipient’s obligations pursuant to Service Exhibit 8, all personnel (whether employees or contractors) while employed or engaged by Sellers which are utilized by Sellers in the performance of this Agreement and to provide the Services shall remain the sole and exclusive responsibility and liability of Sellers, including all financial, remuneration, pension, worker’s compensation, income tax deduction, employment insurance, severance, benefit and vacation matters covering such employees or contractors and all such personnel shall remain subject only to the supervision and management of Sellers.

Section 6.02 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, (b) on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery or (c) upon transmission with confirmed delivery if sent by email before 5:00 p.m. recipient’s local time on a Business Day, otherwise on the next Business Day. Notices delivered by personal service will be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice to each other party of a change of address in the manner provided in this Agreement for giving Notice. As of the Closing Date, such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02):

(a) if to Sellers:

90 Colonial Center Parkway Lake Mary, FL 32746 Email: [***Redacted – Personally Identifying Information***] Attention: [***Redacted – Personally Identifying Information***]

with a copy (which shall not constitute notice) to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor New York, NY 10036-7703 USA Email: [***Redacted – Personally Identifying Information***] Attention: [***Redacted – Personally Identifying Information***]

(b) if to Recipient:

Vanguard Food LP
c/o Charlie Sweat

11035 Lavender Hill Dr. Suite 160 Box #509

Las Vegas, Nevada 89138
Email: [***Redacted – Personally Identifying Information***]
Attention: [***Redacted – Personally Identifying Information***]

with a copy (which shall not constitute notice) to:

Akin Gump, Strauss, Hauer & Feld LLP
One Bryant Park, Floor 45
New York, New York 10036
Email: [***Redacted – Personally Identifying Information***]
Attention: [***Redacted – Personally Identifying Information***]

Section 6.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.04 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law, then such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal, or unenforceable provision.

Section 6.05 Entire Agreement. This Agreement, including all Service Exhibits and Schedules hereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Framework Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Sellers may assign all or any portion of this Agreement to any wholly owned Subsidiary of VF; provided, that no such assignment shall be to a Restricted Person. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.07 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement other than as set out in Section 5.02.

Section 6.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.09 Governing Law; Submission to Jurisdiction. This Agreement is to be construed and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of Law). Each party irrevocably agrees that any action, suit or proceeding arising out of or in connection with this Agreement may be brought in the Court of Chancery of the State of Delaware (or if jurisdiction is not available in such court, then in any federal court located in the State of Delaware) (the “Relevant Courts”), and each party hereby expressly and irrevocably submits to the jurisdiction of such courts and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.

Section 6.10 Waiver of Jury Trial. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH THIS AGREEMENT.

Section 6.11 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by e-mail in PDF format, each of which will be as fully binding as an original document.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VANGUARD FOOD LP
By: /s/ Charles Monroe Sweat Name: Charles Monroe Sweat Title: President
VANGUARD FOOD GP LLC
By: /s/ Charles Monroe Sweat Name: Charles Monroe Sweat Title: President
VANGUARD FOOD HOLDINGS LLC
By: /s/ Charles Monroe Sweat Name: Charles Monroe Sweat Title: President
VANGUARD FOOD LLC
By: /s/ Charles Monroe Sweat Name: Charles Monroe Sweat Title: President
VANGUARD PRODUCE CANADA ULC
By: /s/ Charles Monroe Sweat Name: Charles Monroe Sweat Title: President

VILLAGE FARMS, L.P. By VILLAGE FARMS OF DELAWARE, L.L.C., its General Partner By AGRO POWER DEVELOPMENT, Inc., its Managing Member
By: /s/ Stephen C. Ruffini Name: Stephen C. Ruffini Title: EVP and CFO
VILLAGE FARMS CANADA LIMITED PARTNERSHIP By VILLAGE FARMS CANADA GP INC., its General Partner
By: /s/ Stephen C. Ruffini Name: Stephen C. Ruffini Title: EVP and CFO
VILLAGE FARMS INTERNATIONAL, INC.
By: /s/ Stephen C. Ruffini Name: Stephen C. Ruffini Title: EVP and CFO

SERVICE EXHIBIT 1

SERVICE EXHIBIT 2

SERVICE EXHIBIT 3

SERVICE EXHIBIT 4

SERVICE EXHIBIT 5

SERVICE EXHIBIT 6

SERVICE EXHIBIT 7

SERVICE EXHIBIT 8

SERVICE EXHIBIT 9

SCHEDULE A

Shared Services Software Applications